UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

SMART TECHNOLOGIES INC.
(Name of Issuer)

Class B Shares, no par value
(Title of Class of Securities)

SMWQ11114
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax US VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,939,018
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,939,018
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,939,018
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.47%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax US VII GP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,939,018
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,939,018
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,939,018
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.47%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax US VII GP, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,939,018
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,939,018
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,939,018
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.47%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – D, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – E, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – 1, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – 2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – F, C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V – G, C.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V C GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Partners Europe Managers Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION England
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON Apax Europe V GP Co. Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,856,473
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,856,473
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,856,473
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 36.31%*
12		TYPE OF REPORTING PERSON PN

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

CUSIP No.: SMWQ11114
1		NAME OF REPORTING PERSON School S.à.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ]
(b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 34,795,491
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 34,795,491
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,795,491
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 43.78%*
12		TYPE OF REPORTING PERSON OO

*          Based upon information provided by the Issuer on February 8, 2011, reflecting 79,464,195 shares of Class B Shares outstanding as of December 31, 2010.

Item 1.

(a)	Name of Issuer:

SMART Technologies Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3636 Research Road, N.W. Calgary Alberta Canada T2L 1Y1

Item 2.

(a)	Name of Person Filing:

Apax US VII, L.P.
Apax US VII GP, LP
Apax US VII GP, Ltd
Apax Europe V – A, L.P.
Apax Europe V – B, L.P.
Apax Europe V – D, L.P.
Apax Europe V – E, L.P.
Apax Europe V – 1, L.P.
Apax Europe V – 2, L.P.
Apax Europe V – F, C.V.
Apax Europe V – G, C.V.
Apax Europe V C GmbH & Co. KG
Apax Europe V GP L.P.
Apax Europe V GP Co. Limited
Apax Partners Europe Managers Ltd.
School S.à.r.l.

(b)	Address of Principal Business Office:

The principal business office for Apax Partners Europe Managers Ltd., is 33 Jermyn Street, London, UK, SW1Y 6DN.

The principal business office for Apax US VII, L.P., Apax US VII GP, LP and Apax US VII GP, Ltd is 601 Lexington Avenue, 53rd Floor, New York, NY 10022.

The principal business office for School S.à.r.l. is 41, Boulevard Prince Henri, L−1724, Luxembourg B154.555.

The principal business office for Apax Europe V—A, L.P., Apax Europe V—B, L.P., Apax Europe V C GmbH & Co. KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—F, C.V., Apax Europe V—G, C.V., Apax Europe V—1, L.P., Apax Europe V—2, L.P., Apax Europe V GP L.P. and Apax Europe V GP Co. Limited is Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ.

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Class B Shares, no par value.

(e)	CUSIP Number:

SMWQ11114

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

 Not applicable

Item 4.	Ownership.

(a)
Amount beneficially owned:  School S.à.r.l. is a Luxembourg limited liability company and owns 34,795,491 of the Class B Shares.  Apax US VII, L.P. and Apax Europe V (a collective of 9 partnerships comprised of Apax Europe V—A, L.P., Apax Europe V—B, L.P., Apax Europe V C GmbH & Co. KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—F, C.V., Apax Europe V—G, C.V., Apax Europe V—1, L.P. and Apax Europe V—2, L.P.) have sole voting power and investment authority over the Class B Shares owned by School S.à.r.l. The general partner of Apax US VII, L.P. is Apax US VII GP, LP whose general partner is Apax US VII GP, Ltd. Apax Europe V is managed by Apax Partners Europe Managers Ltd. and the general partner of Apax Europe V is Apax Europe V GP L.P., whose general partner is Apax Europe V GP Co. Limited. Because of the foregoing relationships, each of Apax US VII, L.P., Apax US VII GP, LP, Apax US VII GP, Ltd, Apax Europe V—A, L.P., Apax Europe V—B, L.P., Apax Europe V C GmbH & Co. KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—F, C.V., Apax Europe V—G, C.V., Apax Europe V—1, L.P., Apax Europe V—2, L.P., Apax Europe V GP L.P. and Apax Europe V GP Co. Limited may be deemed to beneficially own all of the Class B Shares owned by School S.à.r.l.

(b)	Percent of class: See Item 11 of each cover page.

(c)	(i)	Sole power to vote or direct the vote: See Item 5 of each cover page.

	(ii)	Shared power to vote or direct the vote: See Item 6 of each cover page.

	(iii)	Sole power to dispose or direct the disposition: See Item 7 of each cover page.

	(iv)	Shared power to dispose or direct the disposition: See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax US VII, L.P. By: Apax US VII GP, L.P. Its General Partner By: Apax US VII GP, Ltd. Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax US VII GP, L.P. By: Apax US VII GP, Ltd. Its General Partner

By:	/s/ John Megrue
Name: John Megrue
Title: Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax US VII GP, Ltd.

By:	/s/ John Megrue
Name: John Megrue
Title: Chief Executive Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax Europe V GP L.P.

By:	/s/ Andrew Guille
Name: Andrew Guille
Title: Director

By:	/s/ Denise Fallaize
Name: Denise Fallaize
Title: Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax Europe V GP Co. Limited

By:	/s/ Andrew Guille
Name: Andrew Guille
Title: Director

By:	/s/ Denise Fallaize
Name: Denise Fallaize
Title: Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

For and on behalf of Apax Partners Europe Managers Ltd. as Manager of
Apax Europe V-A, L.P.
Apax Europe V-B, L.P.
	By:	Apax Europe V-C, GmbH & Co. KG Apax Europe V-D, L.P. Apax Europe V-E, L.P Apax Europe V-F, C.V. Apax Europe V-G, C.V. Apax Europe V-1, L.P. Apax Europe V-2, L.P. /s/ Ian Jones
Name: Ian Jones
Title: Director
\
	By:	/s/ Steve Hare
Name: Steve Hare
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

Apax Partners Europe Managers Ltd.

By:	/s/ Ian Jones
Name: Ian Jones
Title: Director

By:	/s/ Steve Hare
Name: Steve Hare
Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 18, 2011

School S.à.r.l.

By:	/s/ Isabelle Probstel
Name: Isabelle Probstel
Title: Class B Manager

By:	/s/ Geoffrey Henry
Name: Geoffrey Henry
Title: Class A Manager